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                                                                    Exhibit 21.1

                                  Subsidiaries

                                                                  Jurisdiction

Advance Stores Company, Incorporated ...........................    Virginia

Advance Trucking Corporation ...................................    Virginia

Western Auto Supply Company (Western Auto Supply Company
  operates auto parts stores through 2 wholly-owned
  subsidiaries organized in Delaware) ..........................    Delaware

WASCO Insurance Agency, Inc. ...................................    Missouri

Discount Auto Parts, Inc. ......................................    Florida

DAP Acceptance Corporation .....................................    Delaware

Advance Merchandising Company, Inc. ............................    Virginia

Advance Aircraft Company, Inc. .................................    Virginia